SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C. 20549


                     SCHEDULE 13G
       UNDER THE SECURITIES EXCHANGE ACT OF 1934

                 (Amendment No. 3)


                THE AES CORPORATION
      -------------------------------------------
                  (Name of Issuer)


                    COMMON STOCK
       -------------------------------------------
             (Title of Class of Securities)


                     00130H105
            -------------------------------
                   (CUSIP Number)


                 MARCH 31, 2000
-----------------------------------------------------------
  (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

CUSIP No. 00130H105

-------------------------------------------------------------

1	NAME OF REPORTING PERSON: Bank of America Corporation

IRS IDENTIFICATION NO. OF ABOVE PERSON: 560906609
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
-------------------------------------------------------------

3	SEC USE ONLY
-------------------------------------------------------------

4	CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5	Sole Voting Power: 0

6	Shared Voting Power: 21,296,612

7	Sole Dispositive Power: 0

8	Shared Dispositive Power: 21,296,612

-------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
		21,296,612

-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 10.277%

-------------------------------------------------------------

12	TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------

CUSIP No. 00130H105

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: NB Holdings Corporation

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     Sole Voting Power: 0

6     Shared Voting Power: 21,296,612
7     Sole Dispositive Power: 0

8     Shared Dispositive Power: 21,296,612

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      21,296,612
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 10.277%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------

CUSIP No. 00130H105

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: Bank of America, N.A.

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     Sole Voting Power: 20,950,224

6     Shared Voting Power: 341,975

7     Sole Dispositive Power: 20,950,224

8     Shared Dispositive Power: 341,975

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      21,292,199
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 10.274%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BK
-------------------------------------------------------------

CUSIP No. 00130H105

-------------------------------------------------------------

1 NAME OF REPORTING PERSON:
TradeStreet Investment Services, Inc.
      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 216,425

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 216,425

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      216,425
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:0.104%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
-------------------------------------------------------------

CUSIP No. 00130H105

-------------------------------------------------------------

2 NAME OF REPORTING PERSON:
NationsBank Montgomery Holdings Corp.
      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 0

6     SHARED VOTING POWER: 4,413

7     SOLE DISPOSITIVE POWER: 0

8     SHARED DISPOSITIVE POWER: 4,413

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      4,413
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:0.002%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
-------------------------------------------------------------

CUSIP No. 00130H105

-------------------------------------------------------------

3 NAME OF REPORTING PERSON:
Banc of America Securities LLC
      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 4,413

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 4,413

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      4,413
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:0.002%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
-------------------------------------------------------------

CUSIP No. 00130H105

-------------------------------------------------------------

4 NAME OF REPORTING PERSON:
Bank of America Trust Company of Delaware NA
      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 300

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 300

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      300
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:0.0001%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BK
-------------------------------------------------------------

CUSIP No. 00130H105

-------------------------------------------------------------

5 NAME OF REPORTING PERSON:
Banc of America Advisors, Inc.
      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 125,250

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 125,250

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      125,250
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 0.06%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
-------------------------------------------------------------

ITEM 1  (a) NAME OF ISSUER:

            THE AES CORPORATION

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1001 North 19th Street, Suite 2000
            Arlington, Virginia 22209


ITEM 2  (a) NAMES OF PERSON FILING:

            Bank of America Corporation

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

            100 North Tryon Street
            Charlotte, NC  28255

        (c) CITIZENSHIP:

            United States

        (d) TITLE OF CLASS OF SECURITIES:

            COMMON STOCK

        (e) CUSIP NUMBER: 00130H105


ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

(g) [x] A parent holding company or control person in accordance with(S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

Not Applicable.

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.


ITEM 10 - CERTIFICATION.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATE: April 10, 2000

Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.
Banc of America Advisors, Inc.
NationsBank Montgomery Holdings Corp.
Banc of America Securities LLC
TradeStreet Investment Associates, Inc
Bank of America Trust Company of Delaware NA

BY: /s/ DAVID J. WALKER




David J. Walker
Senior Vice President
Corporate Compliance

                         EXHIBIT A
                   JOINT FILING AGREEMENT


The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.


DATE: April 10, 2000

Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.
Banc of America Advisors, Inc.
NationsBank Montgomery Holdings Corp.
Banc of America Securities LLC
TradeStreet Investment Associates, Inc
Bank of America Trust Company of Delaware NA

BY: /s/ DAVID J. WALKER




David J. Walker
Senior Vice President
Corporate Compliance